AGREEMENT


This Agreement (Agreement) is made this 14th day of March, 1997, by and between Gottschalks Inc., a Delaware
Corporation (Company) and James R. Famalette an individual (Employee).

1.   EMPLOYMENT
Company agrees to hire Employee as President and C.O.O.
The initial term of this employment shall be for two years with automatic one-year extensions thereafter.
Company may terminate upon the last day of the initial term or thereafter, provided one year notice is given the other party in writing. Employee shall also be a member of the Board of Directors of the Company during his term of employment. The initial term shall begin upon Employee reporting to Corporate Headquarters in Fresno
California, ready to assume his duties. Should Employee fail to report by April 15, 1997, this Agreement for employment shall become null and void.

2.   COMPENSATION
As compensation for performance in the position of President and C.O.O. and as Director, Employee's base compensation for year one shall be three hundred twenty five thousand dollars ($325,000), payable bi-weekly.
Base compensation for year two (2) shall be three hundred and fifty thousand dollars ($350,000), payable bi-weekly.
Employee shall receive as bonus compensation, one hundred thousand dollars ($100,000) in May 1998. For purposes of this Agreement, "base compensation" means
Employee's annual base salary only, and excludes all other income heretofore received by Employee, such as, but not limited to, bonuses, incentive compensation, fringe benefits, commissions, overtime, retainers, fees under contracts, income arising from the exercise of stock options or expense allowances granted by Company.

3.   STOCK OPTION
Employee shall be granted the option to purchase 20,000 shares of common stock in the Company on the date of employment, under the Company's stock option plan, whereby one quarter of the option becomes vested each anniversary of Employee's employment date. The option price shall be the market price effective on the date of employment.

4.   BONUS PLAN
Employee shall be eligible to participate in Company's
Bonus Plan, which is effective for 1997. This participation is separate and apart from the $100,000 bonus discussed above in Article 2, Compensation.

5.   CAR ALLOWANCE
Employee shall receive a monthly car allowance of $1,000, but in no event shall such amount paid as a car allowance exceed that which is allowed as a tax deduction by the Company for a car allowance. Should an excise tax or other penalty be imposed upon the Company due to the amount of the car allowance, then Company shall be allowed to deduct a portion of the amount of the car allowance paid, to avoid such tax or penalty.

6.   TEMPORARY EXPENSES & CLOSING COSTS
Employee shall be entitled to receive up to six months temporary housing allowance. Upon the close of escrow on a permanent residence, the temporary housing allowance shall terminate. However all closing costs on the purchase of the permanent residence shall be paid by Company. Employee shall be entitled to one round trip per month to Hawaii during the temporary time period.

7.   MOVING EXPENSES
Employee shall receive reimbursement for all properly documented moving expenses, including the transportation by boat of two vehicles from Hawaii to Fresno, CA.

8.   OTHER BENEFITS:
Employee shall be entitled to three weeks vacation during his first year of employment, and each year thereafter, until he has completed five years of employment, at which time he shall be entitled to four weeks yearly vacation.
He shall be eligible to participate in the Company's 401K plan beginning upon his first day of employment. He shall also be eligible to participate in the Company's health insurance benefits, life insurance, and disability insurance beginning upon his date of employment. All other company benefits shall be made available to Employee beginning upon his first day of employment.

9.   TERMINATION WITHOUT COMPENSATION
Notwithstanding anything to the contrary contained in this Agreement, Employee shall not be entitled to continued compensation in any form if employee terminates his employment from the Company, including without limitation, (i) through retirement, disability or death of Employee; (ii) Company sells all or part of its business (or otherwise merges, divides, consolidates or reorganizes), and Employee has the opportunity to continue employment with the buyer (or with one of the resulting entities in the event of a merger, division, consolidation or reorganization), at or above the employee's base compensation, regardless of whether the other terms and conditions of Employee's employment after such sale, division, consolidation or reorganization are the same or different from the terms and conditions of Employee's employment with Company; or (iii) Employee is terminated for "cause", which includes, without limitation , a good faith determination by Company that Employee (1) has committed a material breach of his duties and responsibilities, (2) refused to perform required duties and responsibilities or performed them incompetently, (3) breached or violated any fiduciary duty owed to Company or (4) is or has been personally dishonest, or has willfully or negligently violated any law, rule or regulation or has been convicted of a felony or misdemeanor (other than minor traffic violations and similar offenses).


10.  INTERPRETATION, ASSIGNMENT, INTEGRATION, AMENDMENT
This Agreement shall be governed by the laws of the State of California. This Agreement may be amended only by a subsequent written agreement signed by Employee and an authorized representative of Company following approval by the Board of Directors of Company. This Agreement is personal to Employee and is not assignable by Employee.
This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns and any such successor or assignee shall be deemed substituted for Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of Company or to which Company assigns this Agreement by operation of law or otherwise. This instrument constitutes and contains the entire agreement and understanding concerning the subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.

11. ARBITRATION, ATTORNEY FEES
Any dispute, controversy or claim arising out of or in connection with this Agreement or any other aspect of Employee's employment with Company, shall be resolved exclusively through binding arbitration to be held in Fresno County, California in accordance with California
Civil Procedure Code ss 1282-1284.2. In the event either party institutes arbitration under this Agreement, the party prevailing in any such arbitration shall be entitled, in addition to all other relief, to reasonable attorneys' fees relating to such arbitration. The nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, court reporter fees, etc.


IN WITNESS WHEREOF, Company has caused to be executed and delivered, and Employee has executed and delivered this Agreement as of the day and year first above set forth.

GOTTSCHALKS INC.

By:_\s\Joe Levy__________________________
Title:      CHAIRMAN & CEO



            Employee:______________________

By: \s\James Famalette